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                                   Exhibit 3.9

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                         EXECUTIVE EMPLOYMENT AGREEMENT
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Executed at Montreal, Quebec, on the 1st day of May, 2000, and effective as of the 1st day of June, 2000

        BY AND BETWEEN:            ISEE3D INC. a body politic and corporate,
                                   duly incorporated according to law, having a place of establishment in the City and District of Montreal, Province of Quebec, and therein located at 4 Westmount Square, Suite
                                   100, H3Z 2S6, herein represented by Mr.
                                   MORDEN C. LAZARUS, its Chairman and C.E.O., duly authorized for these purposes, as he so declares, hereinafter referred to and designated as:

                                          "ISEE3D"

AND: EUGENE R. JOSEPH, Executive, domiciled and residing at 4426 Wilson Avenue, in Notre Dame de Grace, District of Montreal, Quebec, H4A 2V2, hereinafter referred to and designated as the:

                                          "EXECUTIVE"

WHEREAS "ISEE3D" is desirous of retaining the services of "EXECUTIVE" for the purposes of fulfilling the position of President and Chief Operating Officer, on behalf of "ISEE3D", subject to such terms and conditions as are hereinafter to be more fully enumerated;

WHEREAS the "EXECUTIVE" is desirous of becoming gainfully employed by "ISEE3D" and to render such services as may be required of him acting as the President and Chief Operating Officer ("C.O.O.") of "ISEE3D", subject, however, to such terms and conditions as are hereinafter to be more fully enumerated;

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL PROMISES AND THE
FOLLOWING COVENANTS, CONDITIONS AND AGREEMENTS, THE PARTIES
HERETO DO HEREBY MUTUALY AGREE AS FOLLOWS:

1. Preamble

The preamble herein recited above shall form an integral part of the present "Executive Employment Agreement".


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2. Employment and Job Description.

"ISEE3D" hereby agrees to initially employ "EXECUTIVE" as its President and Chief Operating Officer ("C.O.O."), on behalf of "ISEE3D", and Executive hereby accepts such employment in accordance with the terms of this "Agreement" and the terms of employment applicable to regular employees of "ISEE3D". In the event of any conflict or ambiguity between the terms of this "Agreement" and terms of employment applicable to regular employees, the terms of this "Agreement" shall prevail.

The "EXECUTIVE" shall have a direct reporting obligation and relationship with Morden C. Lazarus, Chairman of the Board and C.E.O., and "ISEE3D" agrees to provide equal and free access to the aforesaid individual in order for "EXECUTIVE" to perform his duties during the term of this "Agreement" and/or any extension thereof.

3. Duties of Executive.

The duties of "EXECUTIVE" shall include the performance of all of the duties typical of the office held by "EXECUTIVE" as described in the bylaws of "ISEE3D", if any, or as may be directed by the Board of Directors of "ISEE3D". "EXECUTIVE" shall devote his entire productive time, ability and attention to the business of "ISEE3D" and shall perform all duties in a professional, ethical and businesslike manner. "EXECUTIVE" will not, during the term of this "Agreement", directly or indirectly engage in any other business, either as an employee, employer, consultant, principal, officer, director, advisor, or in any other capacity, either with or without compensation, without the prior written consent of the Chairman and C.E.O. of "ISEE3D", save and except for those Boards of public companies on which the "EXECUTIVE" presently serves.

Your employment on a full-time basis, during the term of this "Agreement", shall be located at the offices of "ISEE3D" at 4 Westmount Square, Suite 100, Westmount, Quebec, H3Z 2S6.

4. Compensation.

Executive will be paid the following base salary as forming part of his compensation package, as hereinafter enumerated, during this "Agreement" as follows:

E. 1) A base salary for the period June 1st, 2000 to May 31st, 2001 of ONE HUNDRED AND SIXTY THOUSAND DOLLARS ($160,000.00) per year, payable in installments according to "ISEE3D"'s regular payroll schedule.

   2) A base salary for the period June 1st, 2001 to May 31st, 2002 of ONE HUNDRED AND SEVENTY THOUSAND DOLLARS ($170,000.00) per year, payable in installments according to "ISEE3D"'s regular payroll schedule.


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   3) A base salary for the period June 1st, 2002 to May 31st, 2003 of ONE
      HUNDRED AND EIGHTY THOUSAND DOLLARS ($180,000.00) per year, payable in installments according to "ISEE3D"'s regular payroll schedule.

   4) A base salary for the period June 1st, 2003 to May 31st, 2004 of ONE HUNDRED AND NINETY THOUSAND DOLLARS ($190,000.00) per year, payable in installments according to "ISEE3D"'s regular payroll schedule.

   5) A base salary for the period June 1st, 2004 to May 31st, 2005 of TWO HUNDRED THOUSAND DOLLARS ($200,000.00) per year, payable in installments according to "ISEE3D"'s regular payroll schedule.

F. "EXECUTIVE" shall be granted an employee stock option package consisting of One Million (1,000,000) employee stock options, at a price to be determined by CDN through the traditional "price protection" process, the said employee stock options to be vested to the extent of Two Hundred Thousand (200,000) shares thereof every six-(6)-month period during term of the present "Agreement", for a total grant of One Million (1,000,000) employee stock options, the whole nevertheless subject to the usual and required Board, shareholder and regulatory approvals. The employee stock options herein granted, once they are vested, shall be exerciseable over a period covering not less than five (5) years, subject, however, to the express condition that "EXECUTIVE" shall be gainfully employed by "ISEE3D" at the time that each increment thereof shall become vested, pursuant to the foregoing formula.

     In the event that there shall be a change of control of the beneficial ownership of a majority of the issued and paid up capital stock of "ISEE3D" during the term hereof, "EXECUTIVE" will also be entitled to a "performance bonus" at the discretion of the Board of Directors.



     "EXECUTIVE" will sign and execute a separate Employee Stock Option Agreement, which will provide for the foregoing, as soon as "price protection" has been granted and the usual director, shareholder and regulatory approvals have been obtained.

G. In addition to the foregoing, subject to receipt of all necessary and required shareholder, director and regulatory approvals, "ISEE3D" shall issue from Treasury to "EXECUTIVE", on a pro rata basis during the "Performance Period" (the defined term "Performance Period" shall mean the term of the "EXECUTIVE"'s employment period, up to a maximum of Five Million (5,000,000) "ISEE3D" shares (the "Performance shares"), one (1) common share of the share capital of "ISEE3D" for each Ten Dollars ($10.00) of "ISEE3D"'s gross revenues realized from the exploitation of the "Unique Content", up to a maximum of Fifty Million Dollars ($50,000,000) of "ISEE3D"'s gross revenues to be derived therefrom during the term of the present "Agreement". The issuance of the "Performance Shares" to


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     "EXECUTIVE" shall be made every six (6) months within thirty (30) days of the filing of the interim six-(6)-month financial statements of "ISEE3D" and the right to earn "Performance Shares" shall terminate twelve (12) months after the end of the "Performance Period".

     In addition to the foregoing and subject, as well, to the receipt of all necessary and required shareholder, director and regulatory approvals, "EXECUTIVE" shall be entitled to receive one (1) additional share for every Three Dollars ($3.00) of gross profit earned by "ISEE3D" up to a maximum of Three Million (3,000,000) shares of the share capital of "ISEE3D" during the term of the "Performance Period".

8. Benefits.

I. Holidays. "EXECUTIVE" will be entitled to at least three (3) weeks paid holidays each calendar year, not to be taken consecutively. "EXECUTIVE" will notify "ISEE3D" on or about the beginning of each calendar year with respect to the holiday schedule for the coming year.

J. Sick Leave "EXECUTIVE" shall be entitled to sick leave and emergency leave according to the regular policies and procedures of "ISEE3D". Additional sick leave or emergency leave over and above paid leave provided by "ISEE3D", if any, shall be unpaid and shall be granted at the discretion of the Board of Directors.

K. Medical and Hospital Insurance. "ISEE3D" agrees to include "EXECUTIVE" in the group medical and hospital plan of "ISEE3D". "EXECUTIVE" shall be responsible for payment of any Federal or Provincial income tax imposed upon these benefits.

L. Expense Reimbursement. "EXECUTIVE" shall be entitled to reimbursement for all reasonable expenses, including gas, auto expenses up to a maximum of Seven Hundred and Fifty Dollars ($750.00) per month, and cellular telephone expenses, incurred by "EXECUTIVE" in the performance of "EXECUTIVE"'s duties. "EXECUTIVE" will maintain records and written receipts as required by "ISEE3D"'s policies and as may be reasonably requested by the Board of Directors to substantiate such expenses.

13. Term and Termination.

N. The Initial Term of this "Agreement" shall commence on June 1st, 2000 and it shall continue in effect for a period of approximately sixty (60) months, terminating on May 31st, 2005. Thereafter, the "Agreement" shall be renewed upon the mutual agreement of

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     "EXECUTIVE" and "ISEE3D". This "Agreement" and "EXECUTIVE"'s employment may be terminated at "ISEED"'s discretion during the first year of the Initial Term by the giving of a notice to "EXECUTIVE" of at least sixty (60) days' duration prior to the expiry of the initial term hereof, provided, however, that "ISEE3D" shall pay to "EXECUTIVE" an amount equal to payment of "EXECUTIVE"'s base salary for a period of two (2) months from the termination date. "EXECUTIVE" shall be entitled to an additional one (1) month notice during each subsequent year of the balance of the term hereof. The annual renewals after May 31st, 2005 shall be at the discretion of the Board of Directors of "ISEE3D" and, as well, with respect to any revisions to be made to your compensation package, based on performance.

O. In the event that this "Agreement" is terminated by "EXECUTIVE", for any reason whatsoever, "ISEE3D" may immediately relieve "EXECUTIVE" of all duties and immediately terminate this "Agreement".

P. In the event that "EXECUTIVE" is in breach of any material obligation owed "ISEE3D" in this "Agreement", habitually neglects the duties to be performed under this "Agreement", engages in any conduct that materially injures "ISEE3D" which is dishonest, damages the reputation or standing of "ISEE3D", or is convicted of any criminal act or engages in any act of moral turpitude relating to duties of an Executive Officer of "ISEE3D", the happening of any of which only circumstances would constitute "just cause" for termination, then "ISEE3D" may terminate this "Agreement" upon five (5) days written notice to "EXECUTIVE". In event of termination of the "Agreement" pursuant to this subsection, "EXECUTIVE" shall be paid only at the then applicable base salary rate up to and including the date of termination. "EXECUTIVE" shall not be paid any incentive salary payments or other compensation, prorated or otherwise.


Q. In the event that "EXECUTIVE" is disabled, for any reaso whatsoever, and is physically or mentally unable to perform his duties for a period of four
     (4) consecutive months, then the present "Agreement" may be terminated by "ISEE3D" at its option.

18. Notices.

Any notice required by this "Agreement" or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services;

         If to "ISEE3D":


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Confidential                                                              Page 6


         ISEE3D INC.
         4 Westmount Square,
         Suite 100,
         Montreal, Quebec
         H3Z 2S6

         Attention:  Mr. Morden C. Lazarus,
                     Chairman & C.E.O.

         With a Copy to:
         Mtre. Robin St. Arnaud
         Lazarus, Charbonneau, Advocates
         759 Square Victoria, Suite 200
         Montreal, Quebec, H2Y 2J7

         (Fax No.:         (514) 289-8609)

         (E-mail:          starno@totalnet.com)



         If to "EXECUTIVE":
         EUGENE R. JOSEPH
         4426 Wilson Avenue
         Notre Dame de Grace, Quebec
         H4A 2V2

         (E-mail:          eugene.joseph@sympatico.ca)


19. Final Agreement.

This "Agreement" terminates and supersedes all prior understandings or agreements on the subject matter hereof. This "Agreement" may be modified only by a further writing that is duly executed by both parties.

20. Governing Law.

This Agreement shall be construed and enforced in accordance with the laws of the Province of Quebec.

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21. Headings.

Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

22. No Assignment.

Neither this "Agreement" nor any rights and/or interests herein stipulated and/or contained in this "Agreement" may be assigned by "EXECUTIVE" without the prior express written approval of "ISEE3D", which may be withheld by "ISEE3D" at "ISEE3D"'s absolute discretion.



23. Severability.

If any term of this "Agreement" is held by a court of competent jurisdiction to be invalid or unenforceable, then this "Agreement", including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

24. Arbitration.

The parties agree that they will use their best efforts to amicably resolve any dispute arising out of or relating to this "Agreement". Any controversy, claim or dispute that cannot be so resolved shall be settled by final binding arbitration in accordance with the rules of the Code of Civil Procedure and the provisions therein contained regarding arbitration and resolution of disputes. Any such arbitration shall be conducted in the City and District of Montreal, Province of Quebec, or such other place as may be mutually agreed upon by the parties. Within fifteen (15) days after the commencement of the arbitration, each party shall select one person to act as arbitrator, and the two arbitrators so selected shall select a third arbitrator within ten (10) days of their appointment. Each party shall bear its own costs and expenses and an equal share of the Arbitrator's expenses and administrative fees of arbitration.

25. Language.

The parties hereto acknowledge that they have requested and are satisfied that the foregoing and all related documents be drawn up in the English language. Les parties aux presentes reconnaissent qu'elles ont exige que ce qui precede et tous documents qui s'y rattache soient rediges et executes en anglais et s'en declarent satisfaits.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


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SIGNED, SEALED AND DELIVERED by )
                                 )
ISEE3D INC                       )
In the presence of:              )
-----------------------------    )
Name                             )
-----------------------------    )      --------------------------
Address                          )      MORDEN C. LAZARUS
-----------------------------    )      Chairman and C.E.O.
Occupation                       )      Authorized Signature







EUGENE R. JOSEPH                 )
In the presence of:              )
--------------------------       )
Name                             )
-----------------------------    )      --------------------------
Address                          )      EUGENE R. JOSEPH
-----------------------------    )      Authorized Signature
Occupation                       )